Exhibit 10.1

June 12, 2023

Ivan Tlacinac

Amiga DOO.

Aerodromska 1g,
36000 Kraljevo

Re: Binding Letter of Intent for Purchase and Sale of 100% of the Shares in Amiga DOO Kraljevo (“Amiga”)

Dear Ivan:

This binding letter of intent (the “Letter”) is entered into as of June 12, 2023 (the “Effective Date”) and summarizes the principal terms of the purchase by Beam Global, a Nevada corporation, or its wholly-owned subsidiary (“Beam”), of 100% of the capital stock of Amiga (the “Transaction”) owned by Mr. Ivan Tlačinac and Mrs. Jelena Spasojević (each a “Seller” and collectively the “Sellers”). Certain capitalized terms not defined below have the meanings set forth on Exhibit A attached hereto.

1.                     Background; Agreement.

1.1.            Background and Purpose. Amiga is engaged in the business of manufacturing and distributing steel structures with electronic integration, such as streetlights, cell towers, ski lift towers, etc. (the “Business”). Following the Effective Date, the parties intend to enter into a more comprehensive definitive purchase agreement and other ancillary agreements (together the “Agreements”) incorporating the material terms and conditions described in this Letter.

1.2.            Definitive Agreements; Nature of Letter. Unless and until the Agreements become effective, the parties agree to be bound by all of the terms and conditions of this Letter. Subject to Beam’s approval of the results of Beam’s due diligence as provided below, the parties agree to use their good faith and commercially reasonable best efforts to enter into the Agreements promptly following completion of the Due Diligence Period (as defined below) on terms consistent in all material respects with the terms set forth in this Letter. If the parties have not executed the Agreements by the end of the Due Diligence Period and if Beam has not terminated this Letter based on their disapproval of the results of due diligence, then this Letter, together with such other agreements as the parties mutually execute and deliver, shall become the definitive agreement.

2.                     Purchase and Sale of Shares. Subject to the satisfaction of the closing conditions set forth below, at the closing of the Transaction contemplated by this Letter and the Agreements (the “Closing”), the Sellers shall sell to Beam and Beam shall purchase from the Sellers 100% of the shares in Amiga (the “Shares”). The Transaction shall be accomplished in such a way as to satisfy Beam that it has obtained all such rights to the Shares and in such a way as to comply with all applicable laws. Beam shall not assume or become obligated to pay any Liabilities or other obligations of the Sellers.

2.1             As a condition to Closing, Amiga will obtain ownership of all assets owned by Amiga Team Trade DOO Kraljevo, an affiliate of Amiga (“ATT”), that are used in any manner, directly or indirectly, by Amiga in the operation of the Business (the “Restructuring”). In addition, Beam acknowledges that certain assets as set forth on Exhibit C attached hereto that are not used in the Business will be transferred from Amiga to another entity prior to the Closing.

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3.                     Due Diligence. As promptly as reasonably practical following the Effective Date, Amiga will allow Beam to conduct due diligence as provided in this Section (“Due Diligence”). Amiga will engage an auditor, subject to Beam’s prior approval of such auditor (“Auditors”) to complete an audit of the current and last two years of operations of Amiga (the “Audit”) and shall instruct the Auditors to make the results of the audit immediately available to Beam. During the period of the Audit and continuing until Beam either approves or disapproves of the results of Due Diligence, but in no event longer than one hundred eighty (180) days following the Effective Date (“Due Diligence Period”), Amiga agrees to provide Beam and such Auditors with access to all of the books and records of Amiga and of the Business and, to maximum extent permitted under competition and data protection law, access to all other persons and all assets necessary to evaluate the Business, customers, margins, assets, prospects, financial condition and Liabilities of Amiga. Beam, its representatives and the Auditors will be permitted to have discussions with all Amiga employees, contractors, agents, customers, suppliers and other third parties, including without limitation, any outside advisors of Amiga, perform a more detailed review of the historical and projected financial and operating performance of the Business and complete, to Beam’s reasonable satisfaction, an investigation of all assets and Liabilities of the company, including without limitation, business, accounting, financial, intellectual property, employee, and legal compliance matters (and all liabilities and potential liabilities with respect thereto). Amiga agrees to take all action reasonably requested by Beam to procure the foregoing but always within the framework of the competition and data protection law. Notwithstanding anything to the contrary contained herein, the results of such Due Diligence and the terms of all Agreements will be subject to approval of Beam as a condition to proceeding with the Transaction. Upon its completion of the Due Diligence, but in no event later than the end of the Due Diligence Period, Beam shall notify Amiga that it either approves or disapproves of the results of the Due Diligence. This Letter and the obligations of the parties hereunder will terminate at the election of Beam in the event that Beam disapproves the results of such Due Diligence.

4.                     Closing. The Closing will occur promptly upon satisfaction or waiver of all closing conditions set forth in Section 9, but not later than the fifteenth (15th) business day after the satisfaction of the conditions to close or as provided in the Agreements (the “Closing Date”). At the Closing, the Sellers shall transfer, sell and assign to Beam the Shares and Beam shall pay to the Sellers cash consideration for the Shares as described in Section 5.1.(a) herein and issue and transfer to the Sellers a certain number of shares of Beam Common Stock as described in Section 5.1.(b)(i) (the “Closing Actions”). All Closing Actions have to be completed simultaneously and Closing will only occur when all Closing Actions are fully completed or waived.).

5.                     Purchase Price and Payment.

5.1.            Purchase Price. In consideration for the purchase of the Shares Beam will pay the purchase price to the Sellers as follows:

(a)               Cash Payment. At the Closing, Beam will pay to each Seller, on pro rata basis, an aggregate of EUR 4,550,000 in cash . In addition, provided that Amiga and the Sellers are not in breach of any of their obligations under the Agreements, Beam will pay to the Sellers an additional EUR 2,450,000 in cash on or before December 31, 2023 (the “Final Cash Payment”). In connection with the Final Cash Payment, Sellers and Beam will enter into a pledge agreement whereby Beam agrees to pledge 35% of the Shares to the Sellers as security for the Final Cash Payment. Such pledge agreement will terminate on the date when the Final Cash Payment is made to the Sellers.

(b)               Beam Common Stock Payment. In addition to the cash payments set forth in Section 5.1(a) above, (i) at the Closing, Beam will issue to the Sellers, on pro rata basis, a certain number of shares of Beam Common Stock equal to an aggregate of EUR 1,950,000, and (ii) on or before December 31, 2023, Beam will issue to the Sellers a certain number of shares of Beam Common Stock equal to an aggregate of EUR 1,050,000. Such shares of Beam Common Stock will be valued at the five trading day Volume Weighted Average Price (“VWAP”) of Beam’s Common Stock for the five-trading day period ending on the last full trading day prior to the Closing Date. Beam makes no representations or warranties as to the trading value or market value of its Common Stock at the current time, at the time that such shares are issued to the Sellers, or thereafter.

5.2             Sellers’ Bonus. The Sellers, on a pro rata basis, are also eligible to receive additional shares of Beam Common Stock as a bonus in connection with the continued services to be provided to Amiga by each Seller (the “Bonus”) payable as follows and subject to a written services agreement:

(a)               In the event that the Net Revenue of Amiga for the fiscal year 2023 (the “2023 Net Revenue”) exceeds EUR 10,000,000, then the Sellers are eligible to receive in the aggregate a certain number of shares of Beam Common Stock equal to two (2) times the amount that the 2023 Net Revenue exceeds EUR 10,000,000.

(b)               In the event that the Net Revenue of Amiga for the fiscal year 2024 (the “2024 Net Revenue”) exceeds the greater of either (i) EUR 13,500,000 or (ii) 135% of the 2023 Net Revenue, then the Sellers will receive in the aggregate a certain number of shares of Beam Common Stock equal to two (2) times the amount that the 2024 Net Revenue exceeds the greater of 5.2(b)(i) or 5.2(b)(ii).

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The Bonus will be paid in Beam Common Stock, based on Beam’s 30-trading day VWAP calculated at the close of the market on the last full trading day prior to the end of the applicable period. The Sellers agree and acknowledge that the maximum number of shares of Beam Common Stock issuable to the Sellers in connection with the Transaction, the Additional Bonus as set forth in Section 5.3 below will not exceed 19.99% of the outstanding shares of Beam Common Stock as calculated on the trading day immediately prior to the Closing Date. The Bonus payment will be subject to the Sellers continuing to provide services to Amiga at the time such Bonus is payable but in any case, as soon as possible after the filing of the Company’s annual report on Form 10-K. Each Seller agrees and acknowledges that each Seller may be required to file certain public filings with the United States Securities and Exchange Commission to disclose its ownership interests.

5.3             Additional Bonus. Amiga currently has EUR 3,800,000 of obligations owed to its vendors (the “Vendor Obligations”) and a dispute with Veletržnica d.o.o. Beograd (the “Dispute”). In connection with the Dispue, in the event that Amiga is awarded damages from Veletržnica d.o.o. Beograd within the five (5) year anniversary of the Closing Date (the “Award”), Beam agrees to issue to the Sellers, on a pro rata basis, Beam Common Stock in a dollar amount equal to the amount that the Dispute exceeds the Vendor Obligations, based on Beam’s 30 trading day VWAP calculated on the last full trading day prior to the date on which Amiga receives payment of the Award. Amiga agrees and acknowledges that following the Closing, Beam may negotiate the repayment of the Vendor Obligations in its sole discretion.

6.                     Employment Agreements. As a condition to the Closing, in addition to such other Agreements that may be necessary or appropriate to complete the Transactions, Amiga will enter into agreements with the Sellers and certain key employees of Amiga as determined in Beam’s sole discretion. For example, Beam intends that Amiga will enter into an employment agreement with Ivan Tlačinac in the capacity of Chief Executive Officer of Amiga and with Jelena Spasojević as Advisor to the Chief Executive Officer of Amiga, under mutually agreeable terms and conditions. The Sellers agree and acknowledge that any Bonus earned will only be payable if the Sellers are continuing to provide services to the Company at the time such Bonus is paid and such Bonuses must comply with applicable securities laws and the rules and regulations required by Nasdaq. Respective agreements with the Sellers will include more expansive and comprehensive provisions than those set forth in this Letter and in particular good leaver and bad leaver provisions.

7.                     Representations and Warranties. Each of Amiga and Sellers make the representations and warranties to Beam that are set forth on Exhibit B attached to this Letter. Any representations and warranties of Amiga and each of the Sellers made in the Agreements may be qualified by written exceptions provided in disclosures schedules delivered to Beam at Closing. Beam makes the representations and warranties to Sellers that are set forth on Exhibit B attached to this Letter.

8.                      Amiga’s and Sellers’ Covenants.

8.1.            Conduct of Business. During the period between the Effective Date and the Closing Date, Sellers shall cause Amiga to conduct the Business in the ordinary course and shall notify Beam as soon as practicable of the occurrence of any Material Adverse Effect or any event which would be outside the ordinary course of the Business or could cause the terms, conditions, and representations included herein or in the Agreements to become breached or violated. Amiga shall operate in a way consistent with past practices and will not enter into any new material agreements or materially alter any existing agreement without notification to Beam, detailing such new agreement(s) or changes.

8.2.            Additional Covenants. Amiga and Sellers will cooperate with Beam and will use their good faith efforts to satisfy the conditions to Closing described herein and, upon satisfaction of such conditions, to consummate the Transactions contemplated hereby. From the Effective Date until the Closing Date, Amiga and the Sellers will: (a) use their best efforts to protect the Business and take such actions as Beam may reasonably request relating to protection of such Business, and effect no transfer, sale or Encumbrance of or on any of the Business (other than in the ordinary course of the Business); (b) engage in no transactions materially inconsistent with its representations and warranties in this Letter; (c) obtain, before the Closing, the written consent of all third parties necessary for Amiga or the Sellers to consummate the Transaction; (d) notify Beam promptly upon receipt of any communication or legal process which commences or threatens litigation against Amiga, the Business, its directors, officers or any of the Business assets; and (e) provide Beam, whether before or after the Closing, with any further documents that Beam reasonably requests relating to the Business or to carry into effect the Transaction.

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8.3.            No Shop. From the Effective Date of this Letter until termination of this Letter or expiration of the Due Diligence Period, whichever is the earlier (the “Exclusive Period”), Amiga and Sellers will not, directly or indirectly, through any representative or otherwise, and will not allow any manager or officer of Amiga or any other person on its or their behalf (i) solicit, initiate, or encourage submission of any Alternate Transaction, or (ii) engage in any discussions with or furnish any information with respect to the foregoing to any person or any entity, or furnish any information to any person or entity that has made any proposal with respect to any such Alternative Transaction. In addition, Amiga and the Sellers agree to immediately cease and cause to be terminated any such contacts or negotiations with third parties. Amiga and Sellers shall immediately notify Beam of all inquiries related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal.

8.4.            Covenant Not To Compete. Each Seller agrees that commencing upon the Closing, and for a period of three (3) years thereafter, each Seller will not, directly or indirectly, individually or jointly, solicit, or cause to be solicited, the customers of the Business or conduct its business activities similar to or in competition with the Business. Sellers recognize that the restrictions contained in, and the terms of, this Section 8.4 are properly required for the adequate protection of Beam and Beam’s rights hereunder, and agree that if any provision in this Section 8.4 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. Each Seller represents and warrants that the provisions of this Section 8.4 do not conflict with or violate any other obligation or covenant by which it is bound. The parties hereto acknowledge that damages resulting from a breach of the covenant contained in this Section 8.4 would be extremely impracticable to measure. Accordingly, in addition to and without limiting any other remedy or right Beam may have, Beam shall have the right to an injunction or other equitable relief.

9.                     Conditions to Closing.

9.1.           Beam’s Conditions to Close. Beam’s obligations to close the Transaction are subject to satisfaction or waiver by Beam of each of the following conditions on or before the Closing Date:

(a)               Due Diligence. Beam’s approval of the results of its Due Diligence as provided in Section 3, as determined in Beam’s sole discretion;

(b)               Restructuring. Amiga has completed the Restructuring;

(c)               Other Items. (i) No Material Adverse Effect shall have occurred since the Effective Date in the condition of Amiga or the Business or shall exist at the time of the Closing; (ii) all third party consents required to transfer and assign the Business for operation by Beam after the Closing as anticipated herein (without any breach of any agreement relating to the Business), and all required approvals to transfer any permits, shall have been obtained; (iii) Amiga’s and Sellers representations and warranties shall remain true and correct as if made on the Closing Date; (iv) Sellers and Amiga shall have performed in all material respects all of the terms and obligations of this Letter that are required to be performed by Amiga and the Sellers before the Closing; (v) no Action shall have been brought or threatened against any party seeking to challenge or prohibit the transactions contemplated hereby or claims any rights to any of the Business or its assets; and (vi) on the Closing Date, all actions, proceedings, instruments and documents required to effect the Transaction and all other related matters shall have been completed to the reasonable satisfaction of Beam and its counsel.

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9.2.            Sellers’s Conditions to Close. Sellers’ obligation to close the Transaction is subject to satisfaction or waiver by Sellers of each of the following conditions on or before the Closing Date: (i) Beam’s representations and warranties shall remain true and correct as if made on the Closing Date; (ii) Beam shall have performed in all material respects all of the terms and obligations of this Letter and the Agreement that are required to be performed by Beam before the Closing; and (iii) no Action shall have been brought or threatened against any party seeking to challenge or prohibit the transactions contemplated hereby; and (iv) on the Closing Date, all actions, proceedings, instruments and documents required to effect the Transaction and all other related matters shall have been completed to the reasonable satisfaction of the Sellers.

10.           Termination. This Letter may be terminated as follows: (i) by mutual written agreement of the parties; (ii) by Beam pursuant to Section 3, (iii) by either party if a Governmental Authority shall have permanently prohibited or enjoined the Transaction; and (iv) by either Beam or the Sellers upon a material breach of any provision of this Letter if such breach is not cured by (if capable of cure) within 30 days of notice from the terminating parties. Except as expressly set forth in this Section 10, this Letter may not be terminated by the Sellers.

11.              Survival; Indemnity; Offset. The representations, warranties and covenants of Beam shall expire upon the Closing and shall be of no further force or effect. Sellers and Amiga’s representations, warranties and covenants shall survive the Closing and shall continue for a period of two to five years after the Closing Date, depending on the type of the representations, warranties and covenants. Sellers shall indemnify, defend and hold harmless Beam, its officers, directors and agents, and each of their affiliates, employees and agents (“Indemnified Parties”) from any Loss arising out of or relating to any Indemnifiable Event, including without limitation any and all known or unknown, current and future claims, liabilities or Losses resulting from any activity of Amiga or Sellers prior to the Closing Date. Amiga and each Seller, jointly and severally, agrees to defend, at their expense, any actions or proceedings against the Indemnified Parties in respect of the foregoing; however, each of the Indemnified Parties may be represented by its own counsel in defense of any such action or proceeding (at its own cost). Sellers shall not settle any dispute without the Indemnified Party’s prior written consent, which shall not be unreasonably be withheld. If Sellers dispute a claim for indemnification, they shall deliver a notice of dispute within 30 days of the date on which an Indemnified Party delivers a notice to Sellers of a claim for indemnification, and the dispute shall be resolved by binding arbitration in San Diego, California, under the Commercial Arbitration Rules of the American Arbitration Association. If the parties cannot agree on a single arbitrator, then each party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible. The parties agree that the Indemnified Parties have the absolute right of offset for claims made pursuant hereto, against any payment or amount that may be due from the Indemnified Parties (or Amiga) to the Sellers. The right of offset is not to be construed as the parties’ exclusive remedy, and the parties expressly reserve the right to pursue any remedy available at law or equity in the event of any breach by any other party.

12.             Miscellaneous.

12.1.          Attorney’s Fees. In the event of arbitration or other action relating to this Letter, if an arbitrator or court of competent jurisdiction determines that any party or any of its representatives have breached this Letter, then the breaching party shall be liable and pay to the non-breaching parties the reasonable legal fees incurred in connection therewith, including any appeal therefrom.

12.2.          Governing Law; Dispute Resolution. This Letter shall be governed by and construed under the laws of the State of California (excluding its choice of law rules). The parties agree that the exclusive means for resolving any dispute arising out of or relating to this Letter shall be binding arbitration to be held as provided above. The parties shall each pay one-half of the costs of the arbitrator(s).

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12.3.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by email, three business days after deposit in the mails if sent by registered or certified mail (return receipt requested) or one business day if given by reputable overnight express courier (charges prepaid), to the parties at the addresses set forth for such party herein (or at such other address for a party as shall be specified by like notice.

If to the Sellers:	Amiga d.o.o
Aerodromska 1G
Kraljevo, 36000, Serbia
Telephone Number: +381 36 399 299
Email: i.tlacinac@amiga.rs
Attention: Ivan Tlacinac, CEO

With a copy to:	Amiga d.o.o
Aerodromska 1G
Kraljevo, 36000, Serbia
Telephone Number: +381 36 399 299
Email: marketing@amiga.rs
Attention: Jelena Spasojevic, Marketing department

If to the Beam:	Beam Global
5660 Eastgate Dr.
San Diego, CA 92121
Telephone Number: (858) 799-4583
Email: Desmond.Wheatley@beamforall.com
Attention: Desmond Wheatley, CEO

With a copy (which shall not constitute notice) to:

Weintraub Tobin Chediak Coleman Grodin Law Corp.
475 Sansome Street, Suite 510
San Francisco, CA 94111
Telephone Number: (415) 772-9611
Email: jpietsch@weintraub.com
Attention: Jeffrey B. Pietsch

12.4.          Counterparts. This Letter may be executed by electronic signatures and will be considered and construed as valid as an original signature. This Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by the parties and delivered.

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12.5.          Entire Agreement. This Letter along with the Exhibits contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

12.6.          Fees and Expenses. Unless otherwise specifically provided herein regardless of whether or not the Transactions contemplated by this Letter are consummated, each party shall bear its own fees and expenses incurred in connection with the Transactions contemplated by this Letter.

12.7.          Successors and Assigns; Third Party Beneficiaries. This Letter shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns (for the avoidance of doubt Beam shall be free to assign this Letter to any of its subsidiaries or affiliates without the need for consent, but this Agreement shall not be assigned by Amiga without Beam’s prior written consent); and notwithstanding any provision of this Letter, nothing in this Letter, express or implied, is intended to or shall confer upon any other person or persons who is not a party to this Letter any right, benefits or remedies of any nature whatsoever under or by reason of this Letter.

12.8.          Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

12.9.          No Waiver. No failure or delay by a party to exercise or enforce any rights conferred on it by this Letter shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times.

[Signature Page to Follow.]

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If the foregoing is acceptable to you, please execute and return a copy of this binding Letter of Intent. This Letter shall be considered executed and accepted by all of the parties and effective as of the date set forth below.

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EXHIBIT A

Definitions

“Action” or “Actions” means any claim, suit, proceeding, arbitration, inquiry or investigation pending or brought by any person or any Governmental Authority.

“Alternative Transaction” means any proposals or offers from any corporation, partnership, persons or group relating to any proposal to acquire all or any of the Assets or any acquisition, purchase or option to purchase any of the Business, any portion of the assets, or debtor equity securities of Amiga, or any merger, consolidation, recapitalization or other business combination of any kind involving Amiga or its Business, or any other transaction that is incompatible with the Transaction.

“Excluded Assets” – means the assets specifically set forth on Exhibit C.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Governmental Authority” means any governmental body, court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnifiable Event” means (i) any breach of a covenant or inaccuracy or untruth of a representation or warranty of Amiga or a Seller in this Letter, (ii) taxes, assessments or other governmental charges arising from Amiga or the Business through the Closing Date, (iii) any claim alleging liability against Amiga or Beam for any act or omission of Amiga and or any managers, members, officers or employees or circumstance relating to Amiga or the Business arising before the Closing Date or the Transactions contemplated by this Letter or the Agreement, (iv) any claim of infringement or violation of the intellectual property rights of a third party or failure of Amiga to be the owner of the Business and the assets of the Business without any liens or other Encumbrances except as set forth on the final financial statements delivered by Amiga to Beam, (v) any claim or cause of action alleging liability related to any past agreement with any of the employees or independent contractors or Amiga or the Business, any agreement between Amiga and any third party relating to the Business or Amiga, or any claim by a third party arising out of or relating to the Business, or (vi) any claim or cause of action by or on behalf of a creditor of either or both of Amiga asserting liability against Beam, as purchaser of the Assets or the Business, or seeking to impose any lien or any other encumbrance upon any of the Assets, for obligations of any of Amiga.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, relating to the Business: all United States, international and foreign patents and applications; all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; all databases and data collections and all rights therein throughout the world; all moral and economic rights of authors and inventors, however denominated, throughout the world, and any similar or equivalent rights to any of the foregoing anywhere in the world.

“Law” or “Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

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“Loss” means any liability, injury, damage, expense, cost, fine or penalty resulting from any action, proceeding, demand, assessment, judgment or award (including without limitation costs of investigation, prosecution, defense or settlement), including attorney’s fees, costs and expenses related thereto.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the Business, assets (including intangible assets), or capitalization of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; or (iii) any changes in financial or securities markets in general; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Net Revenue” means after-tax net income from continuing operations, excluding extraordinary gains, all as determined in accordance with GAAP.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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EXHIBIT B

REPRESENTATIONS AND WARRANTIES

For purposes of these representations and warranties, the term “Agreement” will mean this Letter and any Agreements the parties may enter into, as described in this Letter.

Sellers and Amiga’s Representations and Warranties.

Each Seller and Amiga represents and warrants to Beam that each of the following is a true and complete statement:

This Agreement when executed by Amiga and the Sellers will be (assuming due authorization, execution and delivery of same by Beam) the valid and binding obligation of Amiga and the Sellers, enforceable against Amiga and the Sellers in accordance with its terms, subject only to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Amiga and the Sellers have taken all required action necessary to authorize its consummation of the Transaction and the performance of its obligations under this Agreement.

The execution of this Agreement and the performance of Amiga’s and the Sellers’ obligations hereunder will not (i) cause a breach under, or allow any party to terminate or declare a default under, or require the consent of any third party under, any agreement to which Amiga is a party or by which the Business is bound, or (ii) cause any violation of Law or of a judgment or order of any Governmental Authority.

Each Seller holds good and merchantable title to the Shares in Amiga, free and clear of any Encumbrances.

Amiga holds good and merchantable title to its assets, free and clear of any Encumbrances, used to operate the Business, and Amiga owns all Intellectual Property rights in and relating to the Business without infringement of any third-party intellectual property interest. None of the assets of Amiga infringes upon or violates any Intellectual Property rights of any other person or entity. No other party has any right or interest whatsoever in any of the assets, including without limitation any license, option, right of first refusal or right to acquire, or development, manufacturing, marketing or distribution rights, relating to any of the assets, except for the liens disclosed on the Amiga financial statements delivered to Beam.

There is no requirement applicable to Amiga or any Seller to make any filing with, or to obtain any Permit of, any Governmental Authority as a condition to the lawful performance by Sellers of its obligations hereunder.

The financial statements of Amiga delivered to Beam and all other financial information provided to Beam by Amiga fairly present the financial condition of Amiga and the Business as of their respective dates, in accordance with GAAP consistently applied. Other than as disclosed on Amiga’s financial reports, Amiga does not have any Liabilities relating to the Business and the assets of any nature other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect on Amiga or the Business assets. The accounts receivable included in the Assets are bona fide and are collectible at their recorded amounts and are not subject to any offsets or defenses to payment.

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Amiga has timely filed all Tax returns and timely paid all taxes due and has no unpaid Tax liability.

Amiga has maintained and will continue to maintain in force insurance coverage adequate to protect the Business and its assets through the Closing Date.

There is no Action pending against any of Amiga’s properties, Business, directors, shareholders, officers or employees, nor to the best of Amiga’s knowledge is there any factual or legal basis for any Action.

The Sellers and Amiga have engaged MD Solution d.o.o. Beograd as its transactional and financial advisor. With exception of MD Solution, Amiga has not agreed to pay a brokerage or finder's fee in connection with the Transaction or the Agreement.

There are no liabilities, obligations, or claims (whether contingent or otherwise) relating to the Business that have not been disclosed to Beam.

Beam’s Representations and Warranties.

Beam represents and warrants to Sellers that each of the following is a true and complete statement:

This Letter when executed by Beam will be (assuming due authorization, execution and delivery of same by Sellers) the valid and binding obligation of Beam, enforceable against Beam in accordance with its terms, subject only to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

The Person signing this Letter on behalf of the Buyer has all requisite corporate power and capacity to execute this Letter.

Beam has taken all required action necessary to authorize its consummation of the Transaction and the performance of its obligations under this Letter.

Before entering into definite Agreements Beam will conduct merger assessment analysis in order to determine if this Transaction is notifiable to any of the relevant competition authorities.

The execution of this Letter and the performance of Beam’s obligations hereunder will not (i) cause a breach under, or allow any party to terminate or declare a default under, or require the consent of any third party under, any agreement to which Beam is a party or by which the Business is bound, or (ii) cause any violation of Law or of a judgment or order of any Governmental Authority.

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EXHIBIT C

EXCLUDED ASSETS

Intentionally left blank

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